UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2016

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Operating Officer

On July 11, 2016, Symantec Corporation (the “Company”) announced the appointment of Michael Fey as its President and Chief Operating Officer, effective upon, and subject to, the closing of the merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, S-B0616 Merger Sub, Inc. and Blue Coat, Inc. (“Blue Coat”, and such closing of the merger the “Closing”). Mr. Fey, age 41, has served as the President and Chief Operating Officer of Blue Coat since December 2014. Prior to joining Blue Coat, Mr. Fey held a variety of positions at the Intel Security Group from 2012 until 2014, including Executive Vice President, Chief Technology Officer, and General Manager of Corporate Products. Previously, Mr. Fey was Senior Vice President, Advanced Technologies and Field Engineering with McAfee, a software security company, from 2007 until 2012. Mr. Fey holds a B.S. from Embry-Riddle Aeronautical University. The Company announced the acquisition of Blue Coat and filed the Merger Agreement in its current report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2016.

Officer Compensation

Mr. Fey’s Offer Letter

On June 12, 2016, the Company entered into an offer letter agreement (the “Fey Offer Letter”) with Mr. Fey. The material terms of Mr. Fey compensation arrangements and the Fey Offer Letter are summarized below:

Base Salary and Bonus. Mr. Fey will receive an annual base salary of $800,000. He is also eligible for an annual bonus with a target amount of 150% of base salary.

Re-vesting of Options. In connection with the merger, Mr. Fey’s option to purchase shares of Blue Coat’s common stock (“Assumed Fey Options”) will be assumed by the Company and the entire portion of the Assumed Fey Options will vest monthly over two years starting from the date of the Closing, subject to Mr. Fey’s continued service to the Company. The shares acquired upon exercise of Assumed Fey Options are subject to transfer restrictions for two years after the purchase date but may be released from such restriction on or after the one-year anniversary of the Closing based on the achievement of a certain trading price per share of the Company’s Common Stock.

Grant of Restricted Stock Units and Performance-Based Restricted Stock Units. Prior to the Closing, Blue Coat will grant Mr. Fey a combination of restricted stock units (“RSUs”) and performance-based restricted stock units (“PRUs”) equal to $10,000,000 in value. 30% of the grant will be RSUs and 70% will be PRUs. Upon the Closing, the RSUs and PRUs will convert into Company RSUs and PRUs based on the exchange ratio in the Merger Agreement. The RSUs will vest over a three-year period with 30% of the RSUs vesting on the one-year anniversary of the Closing, an additional 30% vesting on the two-year anniversary of the Closing and the final 40% vesting on the three-year anniversary of the Closing. The PRUs will vest, subject to Mr. Fey’s continued service to the Company on March 31, 2018, based on the Company’s achievement of certain performance metrics during the applicable performance periods as determined by the Compensation Committee as summarized below:

•	0% of the PRUs shall vest if the Company’s performance is below the threshold level;

•	100% of the PRUs shall vest if the Company’s performance meets the threshold level;

•	200% of the PRUs shall vest if the Company’s performance is at the excess threshold level; and

•	300% of the PRUs shall vest if the Company’s performance is at or above the maximum level.

Severance Terms. Pursuant to the Fey Offer Letter, Mr. Fey is entitled to receive certain benefits upon the involuntary termination of his employment under certain circumstances. In the event of (i) an involuntary termination of Mr. Fey’s employment by the Company for any reason other than “Cause” (as defined in the Fey Offer Letter), (ii) Mr. Fey’s resignation for “Good Reason” (as defined in the Fey Offer Letter) or (iii) the termination of Mr. Fey’s employment due to his death or permanent disability, Mr. Fey will be entitled to acceleration of 100% of the Assumed Fey Options. In addition, Mr. Fey will be a participant in the Company’s Executive Severance Plan. All severance benefits described above are conditioned upon Mr. Fey’s execution of a customary release of claims in agreed form in favor of the Company.

The foregoing description of the Fey Offer Letter is qualified in its entirety by reference to the full text of the Fey Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: July 11, 2016	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary

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